PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.
Plan pursuant to Rule 18f-3(d) under the
Investment Company Act of 1940
Effective May 1, 2025
Principal Variable Contracts Funds, Inc. (the “Fund”), an open-end investment company operated as a "series" fund and managed by Principal Global Investors, LLC (the "Manager"), may from time to time issue Class 1 or Class 2 Shares. The differences in expenses between these classes of shares, and the exchange features of each class of shares, are set forth below in this Plan. Except as noted below, incurred expenses are allocated between the classes of shares of the Fund based upon the net assets of the Fund attributable to shares of each class. This Plan is subject to change, to the extent permitted by law and by the Articles of Incorporation and By-laws of the Fund, by action of the Directors of the Fund.
Class 1
DISTRIBUTION FEES
The Class 1 shares do not pay a distribution fee.
ADMINISTRATIVE SERVICE FEES
The Class 1 shares do not pay administrative service fees.
SERVICE FEES
The Class 1 shares do not pay service fees.
EXCHANGE FEATURES
Class 1 shares of any series of the Fund may be exchanged, at net asset value at any time for Class 1 shares of any series of the Fund offering Class 1 shares.
INITIAL SALES CHARGE
Class 1 shares are offered at their net asset value ("NAV"), without an initial sales charge.
CONTINGENT DEFERRED SALES CHARGE ("CDSC")
Purchases of Class 1 shares are not subject to a CDSC.
Class 2
DISTRIBUTION FEES
The Class 2 shares pay distribution fees pursuant to a plan (the "Class 2 Plan") adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act"). Pursuant to the Class 2 Plan, Class 2 shares will pay 0.25% of the relevant series of the Fund's average net assets attributable to the Class 2 shares. Amounts payable under the Class 2 Plan are subject to such further limitations as the Directors may from time to time determine and as set forth in the registration statement of the Fund as from time to time in effect.
ADMINISTRATIVE SERVICE FEES
The Class 2 shares do not pay administrative service fees.
SERVICE FEES
The Class 2 shares may pay service fees pursuant to a plan adopted pursuant to Rule 12b-1, equal to 0.25% of the relevant series of the Fund’s average net assets attributable to the Class 2 shares.
EXCHANGE FEATURES
Class 2 shares of any series of the Fund may be exchanged for Class 1 or Class 2 shares of any series of the Fund, as the Directors may from time to time determine and as set forth in the registration statement.
INITIAL SALES CHARGE
The Class 2 shares are offered at their NAV, without an initial sales charge.
CONTINGENT DEFERRED SALES CHARGE
Purchases of Class 2 shares are not subject to a CDSC.